                                EXHIBIT B

                    AMENDED AND RESTATED SECTION 2.8
                                   OF
               CITY NATIONAL CORPORATION 1995 OMNIBUS PLAN


     2.8  SPECIAL REQUIREMENTS FOR DIRECTOR STOCK OPTIONS.

     (a) ELIGIBILITY. All directors of the Company who are not employees of the Company shall be eligible to receive Director Stock Options, as set forth in this Section 2.8. Notwithstanding the foregoing, any director who is, or who during the preceding calendar year was, a member of the Committee or any committee administering any other stock option, stock appreciation, stock bonus or other stock plan of the Company or any Subsidiary will not be eligible to receive Director Stock Options hereunder if, in the opinion of counsel for the Company, the receipt of Director Stock Options will cause such director to be a "disinterested person" with respect to the Plan or any other stock option, stock appreciation, stock bonus or other stock plan of the Company or any subsidiary pursuant to Rule 16b-3 of the Securities and Exchange Commission, or will otherwise disqualify the Plan or any other such Plan from compliance with said rule.

     (b) GRANT OF DIRECTOR OPTIONS. Every eligible director will receive five hundred (500) Director Stock Options on the date of each annual meeting of shareholders. Director Stock Options shall be granted automatically to each such eligible director on the business day following such annual meeting of stockholders, without further action of the Committee or the Board.

     (c) STOCK OPTION PRICE. The purchase price of the stock pursuant to a Director Stock Option shall be $1.00 per share.

     (d) OTHER TERMS OF DIRECTOR STOCK OPTIONS. Each Director Stock Option shall become exercisable six (6) months after the date of grant. Unless otherwise determined by the Committee, if the holder of Director Stock Options ceases to serve as a director of the Company for any reason other than for cause, the Director Stock Options shall expire at the end of their fixed term, or three months after the date of such termination, and until then shall be exercisable in full, regardless of any vesting schedule otherwise applicable. Except as set forth in this Section 2.8, all terms and provisions of the Director Stock Options shall be as set forth in the Plan with respect to options which are not Director Stock Options.